UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Roberts Realty Investors, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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ROBERTS REALTY INVESTORS, INC.
450 Northridge Parkway, Suite 302
Atlanta, Georgia 30350
July 20, 2006
Dear Shareholders:
I cordially invite you to attend our annual meeting of shareholders of Roberts Realty Investors, Inc. at 10:00 a.m. on Monday, August 21, 2006, at the Crowne Plaza Ravinia located at 4355 Ashford-Dunwoody Road, Atlanta, Georgia. Enclosed are the Notice of Meeting and Proxy Statement, which contain information regarding the election of your directors and the approval of our new restricted stock plan. A copy of our 2005 annual report with our Form 10-K is also enclosed.
Although I would like each shareholder to attend the annual meeting, I realize, for some, this is not possible. Regardless of whether or not you plan to attend, I would appreciate your taking time to complete, sign and return the enclosed proxy card promptly. A postage-paid envelope is enclosed for your convenience.
Your vote is important and I appreciate the time and consideration that I am sure you will give it.
Sincerely,
/s/ Charles S. Roberts
Charles S. Roberts
President and Chief Executive Officer

ROBERTS REALTY INVESTORS, INC.
450 Northridge Parkway, Suite 302
Atlanta, Georgia 30350
July 20, 2006
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON AUGUST 21, 2006
The annual meeting of shareholders of Roberts Realty Investors, Inc. will be held on Monday, August 21, 2006, at 10:00 a.m., at the Crowne Plaza Ravinia located at 4355 Ashford-Dunwoody Road, Atlanta, Georgia, for the following purposes:
(1)	to elect two directors to serve three-year terms;

(2)	to consider and vote on a proposal to approve and adopt a restricted stock plan under which the compensation committee of our board of directors can grant up to 400,000 shares of restricted stock to officers, directors and employees as described in the attached proxy statement; and

(3)	to transact any other business that properly comes before the meeting or any adjournment of it.
The directors have set the close of business on June 30, 2006 as the record date to determine the shareholders who are entitled to vote at the meeting.
If you do not expect to attend the meeting in person, please mark, sign and date the enclosed proxy card and return it in the accompanying postage-paid envelope.
/s/ Charles R. Elliott
Charles R. Elliott
Secretary

Annex A – 2006 Roberts Realty Investors, Inc. Restricted Stock Plan

PROXY STATEMENT
FOR
THE ANNUAL MEETING OF SHAREHOLDERS
OF ROBERTS REALTY INVESTORS, INC.
TO BE HELD ON AUGUST 21, 2006
VOTING PROCEDURES
Who is asking for my vote?
          The board of directors of Roberts Realty is soliciting the enclosed proxy for use at the annual meeting on August 21, 2006. If the meeting is adjourned, we may also use the proxy at any later meetings for the purposes stated in the notice of annual meeting.
How do your directors recommend that shareholders vote?
          The directors recommend that you vote FOR the election of the two nominees for director and FOR the proposed 2006 restricted stock plan.
Who is eligible to vote?
          Shareholders of record at the close of business on June 30, 2006 are entitled to be present and to vote at the meeting or any adjourned meeting. We are mailing these proxy materials to shareholders on or about July 20, 2006.
What are the rules for voting?
          As of the record date, we had 5,726,946 shares of common stock outstanding and entitled to vote at the annual meeting. Each share of our common stock entitles the holder to one vote on all matters voted on at the meeting. All of the shares of common stock vote as a single class.
          You may vote:
•	By mail by signing your proxy card and mailing it in the enclosed prepaid and addressed envelope. If you receive more than one proxy card, it means that you have multiple accounts at the transfer agent and/or with stockbrokers. Please sign and return all proxy cards to be sure that all your shares are voted.

•	In person at the meeting. We will pass out written ballots to any shareholder of record who wants to vote at the meeting. If you hold your shares through a brokerage account, however, you may not vote at the meeting by ballot. Instead, you must request a legal proxy from your stockbroker to vote at the meeting.
          Shares represented by signed proxies will be voted as instructed. If you sign the proxy but do not mark your vote, your shares will be voted as the directors recommend. Voting results will be tabulated and certified by our transfer agent, American Stock Transfer & Trust Company.

          Our management knows of no other matters to be presented or considered at the meeting, but your shares will be voted at the directors’ discretion on any of the following matters:
•	Any matter about which we did not receive written notice a reasonable time before we mailed these proxy materials to our shareholders.

•	The election of any person as a director in lieu of any person nominated if the nominee is unable to serve or for good cause will not serve. We do not contemplate that any nominee will be unable to serve.

•	Matters incident to the conduct of the meeting.
          A majority of our outstanding shares of common stock as of the record date must be present at the meeting, either in person or by proxy, to hold the meeting and conduct business. This is called a quorum. In determining whether we have a quorum at the annual meeting for purposes of all matters to be voted on, all votes “for” and all votes to “withhold authority” will be counted. Shares will be counted for quorum purposes if they are represented at the meeting for any purpose other than solely to object to holding the meeting or transacting business at the meeting. If a quorum is present, abstentions will have no effect on the voting for directors.
          If you hold your shares through a brokerage account, your brokerage firm may vote your shares under certain circumstances. Brokerage firms have authority under stock exchange rules to vote their customers’ unvoted shares on certain “routine” matters, including election of directors. When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting. At our meeting, these shares will be counted as voted by the brokerage firm in the election of directors, but they will not be counted for any other matter, which would not be considered “routine” under the applicable rules. We encourage you to provide instructions to your brokerage firm by voting your proxy. This ensures your shares will be voted at the meeting.
          If a quorum is present, the two director nominees receiving the highest number of votes for their election will be elected as directors. This number is called a plurality. Shareholders do not have cumulative voting rights or dissenters’ rights. Assuming the presence of a quorum, the 2006 restricted stock plan will be approved if the votes cast in favor of the proposal exceed the votes cast opposing the proposal. For any other matter coming before the meeting, the matter will be deemed to be approved if the votes cast in favor of the action exceed the votes cast opposing the action.
          If you are a shareholder of record (i.e., you hold your shares directly instead of through a brokerage account) and you change your mind after you return your proxy, you may revoke it and change your vote at any time before the polls close at the meeting. You may do this by:
•	signing, dating and returning another proxy with a later date,

•	voting in person at the meeting, or

•	giving written notice to our corporate Secretary, Mr. Elliott.
If you hold your shares through a brokerage account, you must contact your brokerage firm to revoke your proxy.
How will we solicit proxies, and who will pay for the cost of the solicitation?
          We will solicit proxies principally by mailing these materials to the shareholders, but our directors, officers and employees may also solicit proxies by telephone or in person. We will pay all of the costs of soliciting proxies, which primarily include the costs of preparing, photocopying and mailing these materials.

How can a shareholder propose business to be brought before next year’s annual meeting?
          We must receive any shareholder proposals intended to be presented at our 2007 annual meeting of shareholders on or before March 22, 2007 for a proposal to be eligible to be included in the proxy statement and form of proxy to be distributed by the board of directors for that meeting. We must receive any shareholder proposals intended to be presented from the floor at our 2007 annual meeting of shareholders not less than 60 days before the meeting, except that if we give less than 40 days notice or prior public disclosure of the date of the meeting, we must receive the proposal not later than the close of business on the 10th day following the day on which we mail notice of the date of the meeting or publicly disclose the date.
PROPOSAL 1 – ELECTION OF DIRECTORS
Nominees for Election as a Director
          This section gives information about the two nominees for election as directors of Roberts Realty: Mr. Charles S. Roberts and Mr. Charles R. Elliott, who are currently directors of Roberts Realty. Our Nominations and Governance Committee has recommended that each of them be reelected to the board for a term expiring at the 2009 annual meeting of shareholders at which a successor shall be elected and shall qualify.
The board of directors recommends a vote FOR the two nominees.
          Our articles of incorporation require the board of directors to be divided into three classes as nearly equal in number as possible, and we have four other directors. The terms of office of Dr. James M. Goodrich and Mr. Ben A. Spalding expire at the annual meeting in 2007, and the terms of office of Mr. Dennis H. James and Mr. Wm. Jarell Jones expire at the annual meeting in 2008.
Biographical Information regarding Nominees for Director
          If elected, the directors serve for their respective terms and until their successors are elected and qualified. Each of the nominees has agreed to serve as a director if elected.
          Charles S. Roberts, age 60, has served as our Chairman of the Board, Chief Executive Officer and President since he founded the company in July 1994. Mr. Roberts owns, directly or indirectly, all of the outstanding stock of, and is the president and sole director of, Roberts Properties, Inc. and Roberts Properties Construction, Inc.
          In October 1970, Mr. Roberts established Roberts Properties, Inc. to develop, construct and manage real estate. Beginning in 1985, Mr. Roberts and Roberts Properties began to focus on developing upscale multifamily residential communities and have won numerous local, regional and national awards for the development of these communities. Mr. Roberts has been a frequent national speaker on the topic of developing upscale multifamily housing and has been recognized as a leader in this industry. In April 1995, Roberts Properties Management, Inc. (which we acquired in 1997) was recognized as the Property Management Company of the Year by the National Association of Home Builders. On a regional level, Roberts Properties was awarded the prestigious Southeast Builders Conference Aurora Award for the best rental apartment community eight out of nine years during the period 1988 through 1996. On a national level, Roberts Properties was awarded the prestigious Pillars of the Industry Award from the National Association of Home Builders for the best low-rise apartments in 1991 and 1992. In 1993, Roberts Properties was awarded the coveted Golden Aurora Award for best overall development in the Southeast. Since January 2006, Mr. Roberts has served as president of the board of directors of Big Trees Forest

Preserve, a 30-acre urban forest in Sandy Springs, Georgia dedicated to conservation, preservation and education.
          Charles R. Elliott, age 53, served as a director from October 1994 to February 1995 and became a director again in 2000. Effective May 31, 2006, Mr. Elliott again became our Chief Financial Officer, Secretary and Treasurer on an interim basis until we hire a permanent replacement to fill those positions. Previously he was our Secretary and Treasurer from our inception until July 15, 2002, and our Chief Financial Officer from April 1995 until July 15, 2002, when he became our Senior Vice President – Real Estate. He left Roberts Realty as a full-time employee on August 30, 2002 and returned on a full-time basis from February 17, 2003 to September 30, 2003 as our Chief Operating Officer. In this interim period, he provided limited consulting services for which he was paid a fee. Mr. Elliott joined Roberts Properties in August 1993 as Chief Financial Officer and served in that role until April 1995, when he joined Roberts Realty as our Chief Financial Officer. He worked for Hunneman Real Estate Corporation in Boston, Massachusetts from 1979 to 1993, most recently as a Senior Vice-President of Accounting and Finance. He holds an undergraduate degree in Accounting and a master’s degree in Finance.
Biographical Information regarding Continuing Directors
          James M. Goodrich, age 65, served as a director from October 1994 to December 2001 and rejoined our board in November 2004. Mr. Goodrich’s term expires at the 2007 annual meeting of shareholders. Dr. Goodrich is a consulting engineer and private investor. He is a trustee of the North American Electric Reliability Council, whose mission is to promote the reliability of the electricity supply for North America. Dr. Goodrich was a founder and the Executive Vice President of Energy Management Associates, which provided operations and financial planning software and related consulting services to the electric and gas utility industries, from 1975 until October 1993. He also served as a member of its board of directors until 1992, when it was sold to Electronic Data Systems Corporation. Prior to his experience with Energy Management Associates, Dr. Goodrich served in the United States Navy for five years as an officer on the staff of Admiral Hyman Rickover, where he was involved in the technical support of the design and development of nuclear power plants for the Navy. Dr. Goodrich holds a Ph.D. in Nuclear Engineering, a master’s degree in Engineering-Economic Systems, and a bachelor of arts degree, all from Stanford University. He also holds a master’s degree in Engineering Science from George Washington University. Dr. Goodrich has appeared as an expert witness before numerous state public utility commissions, the Federal Energy Regulatory Commission, federal courts and arbitration panels.
          Dennis H. James, age 59, a director since June 1995, is Senior Managing Director – Southeast Region, with CBRE Melody & Company, a commercial mortgage banking firm and subsidiary of CB Richard Ellis. Mr. James’ term expires at the 2008 annual meeting of shareholders. Mr. James has over 30 years experience in the mortgage banking industry and has been involved in the production of income property straight debt loans, participating mortgages, debt/equity joint ventures and sales. As Senior Managing Director of CBRE Melody & Company, he is responsible for the Southeast Region’s overall production and investor relations. He has served on the PPM Finance, Inc. Correspondent Advisory Council, Allstate Life Insurance Company Correspondent Advisory Council and State Farm Life Insurance Advisory Council. Mr. James has a bachelor’s degree in Industrial Management from Georgia Tech, and his professional education includes attendance at numerous real estate institutes.
          Wm. Jarell Jones, age 58, a director since October 1994, is an attorney and has practiced law with the firm of Wm. Jarell Jones, P.C., in Statesboro and St. Simons, Georgia since November 1993. Mr. Jones’ term expires at the 2008 annual meeting of shareholders. Mr. Jones is also the President and sole shareholder of Palmetto Realty Company, a real estate development and brokerage company primarily involved in the development of single family residential lots in coastal South Carolina and Georgia. Palmetto Realty is a registered real estate broker in Georgia and serves as a qualified intermediary and exchange accommodation title holder for like-kind exchanges. Mr. Jones is also a Certified Public Accountant, and in 1976 he formed the public accounting firm of Jones & Kolb in Atlanta, Georgia and served as Senior Tax Partner and Co-Managing Partner until December 1988. In 1990 Mr. Jones moved to Statesboro and practiced law with the firm of Edenfield, Stone & Cox until November 1992 and then with the firm of Jones & Rutledge from November 1992 until November 1993. Mr. Jones is the Chief Executive Officer of JQUAD, Inc., a family owned holding company of timber, farming and development interests. Mr. Jones was a former director for six years and the former Chairman for two years of the Downtown Statesboro Development Authority.
          Ben A. Spalding, age 72, a director since October 1994, has worked part-time with Matteson Partners, an Atlanta-based executive search firm, from April 2003 to the present. Mr. Spalding’s term expires at the 2007 annual meeting of shareholders. Previously, he served from 2000 to April 2003 as Executive Vice President of DHR International, Inc., an executive search firm. Mr. Spalding was the sole shareholder of Spalding & Company, a former NASD member broker-dealer that served from 1980 to 1996 as the exclusive broker-dealer for limited partnerships sponsored by Mr. Roberts. Mr. Spalding served as President of Spalding & Company from 1980 until 1994. For the 20-year period through 1983, Mr. Spalding served in several positions with Johnson & Johnson in the health care field, most recently as Healthcare Division Sales Manager for several states in the Southeast. Mr. Spalding has a bachelor’s degree in Business Administration from Bellarmine College. He has served in numerous positions with civic and charitable organizations, including serving as a National Trustee of the Cystic Fibrosis Foundation and a member of the Board of Trustees of the Metro-Atlanta Crime Commission. He received the Cystic Fibrosis Dick Goldschmidt Award in 1986 for his efforts on behalf of the Cystic Fibrosis Foundation.
Security Ownership of Certain Beneficial Owners and Management
          The table on the following page describes the beneficial ownership of shares of our common stock as of July 12, 2006 for:
•	each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock;

•	each director and our named executive officer; and

•	our directors and executive officers as a group.
          Except as noted in the footnotes, each person owns all shares and partnership units directly and has sole voting and investment power. Mr. Charles S. Roberts, the only person known by us to beneficially own more than 5% of our common stock, has an address in care of our principal office. The Number of Shares Owned column in the table includes the shares owned by the persons named but does not include shares they may acquire by exchanging units of partnership interest in Roberts Properties Residential, L.P., our operating partnership, for shares of common stock as explained in the following paragraph. The Number of Units Beneficially Owned column in the table reflects the shares that each person has the right to acquire by exchanging units for shares. Under SEC rules, the shares that can be acquired in exchange for units are deemed to be outstanding and to be beneficially owned by the person or group holding those units when computing the percentage ownership of that person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.
          Except as described in this paragraph, unitholders generally have the right to require the operating partnership to redeem their units. Our articles of incorporation limit ownership by any one holder to 3.7% of the outstanding shares of our common stock, with two exceptions. First, Mr. Roberts can beneficially own up to 35% of the outstanding shares. Second, any shareholder who beneficially owned more than 3.7% of our outstanding common shares on July 22, 2004, the date that we filed an amendment to our articles of incorporation revising the ownership limits, can retain indefinitely the shares the shareholder owned as of that date but cannot increase that ownership in the future. A unitholder cannot redeem units, however, if upon their redemption he would hold more shares than permitted under the applicable percentage limit. A unitholder who submits units for redemption will receive, at our election, either (a) an equal number of shares or (b) cash in the amount of the average of the daily market prices of the common stock for the 10 consecutive trading days before the date of submission multiplied by the number of units submitted. Our policy is to issue shares in exchange for units submitted for redemption.

		Number of Units
Name of	Number of Shares	Beneficially		Percent of
Beneficial Owner	Owned	Owned	Total	Class(1)
Charles S. Roberts (2)	1,421,223	906,174	2,327,397	35.1%

James M. Goodrich (3)	281,847	0	281,847	4.9%

Dennis H. James	102,052	2,405	104,457	1.8%

Ben A. Spalding (4)	23,252	27,318	50,570	*

Wm. Jarell Jones(5)	32,012	0	32,012	*

Charles R. Elliott	12,200	0	12,200	*

All directors and executive officers as a group: (7 persons) (6)	1,872,586	935,897	2,808,483	42.2%

*	Less than 1%.

(1)	The total number of shares outstanding used in calculating this percentage is 5,726,946, the number of shares outstanding as of July 12, 2006.

(2)	Includes 2,744 shares and 29,500 units owned by a family limited liability company of which Mr. Roberts is the manager. Mr. Roberts disclaims beneficial ownership of those shares and units.

(3)	Includes 158,582 shares owned jointly by Dr. Goodrich and his wife; and 108,478 shares owned by Goodrich Enterprises, Inc., all of the outstanding shares of which are owned by Dr. and Mrs. Goodrich and their sons. Each of Dr. and Mrs. Goodrich disclaims beneficial ownership of the shares held by the corporation except to the extent of their respective pecuniary interests in those shares. Dr. Goodrich’s total also includes 14,787 shares he owns through an IRA.

(4)	Includes 7,564 shares owned by partnerships of which Mr. Spalding’s wife is the managing partner. Mr. Spalding’s beneficial ownership of units includes 2,917 units owned by Mrs. Spalding and 24,401 units owned by partnerships of which Mrs. Spalding is the managing partner. Mr. Spalding disclaims beneficial ownership of all units and shares owned by his wife or partnerships of which she is the managing partner.

(5)	Includes 1,745 shares owned by Mr. Jones’ wife, to which Mr. Jones disclaims beneficial ownership.

(6)	Includes an aggregate of 9,309 shares and 27,318 units beneficially owned by two directors’ wives, as to which shares such directors disclaim beneficial ownership.

CORPORATE GOVERNANCE
Introduction
          The directors meet to review our operations and discuss our business plans and strategies for the future. The board of directors met seven times in 2005. During 2005, each director other than Dr. James M. Goodrich attended at least 75% of the aggregate of the number of board meetings and the number of meetings held by the committees of the board on which he served. Our policy is that all directors attend the annual meeting of shareholders. All directors other than Dr. Goodrich attended the 2005 annual meeting.
          The board has determined that each of Dr. James M. Goodrich, Mr. Dennis H. James, Mr. Wm. Jarell Jones and Mr. Ben A. Spalding are “independent” for purposes of Section 121A of the American Stock Exchange listing standards.
Committees of the Board of Directors
          The board of directors has established an Audit Committee, a Nominating and Governance Committee and a Compensation Committee.
          Audit Committee. During 2005, the Audit Committee was composed of Mr. Jones, its Chairman, Mr. James and Dr. Goodrich. The board has determined that Mr. Jones is an “audit committee financial expert” and that each member of the Committee is “independent” under the SEC’s Rule 10A-3. Our Audit Committee’s functions are described in the Report of the Audit Committee below. The full Audit Committee met seven times in 2005, and the chairman and other members of the committee reviewed our quarterly reports on Form 10-Q with management and our independent auditors.
          Nominating and Governance Committee. This committee is responsible for the oversight of the composition of the board and its committees, and identification and recommendation of individuals to become board members. Our Nominating and Governance Committee is composed of Mr. Jones (Chairman), Mr. James and Mr. Spalding. The board has determined that each member of the Nominating and Governance Committee is “independent” under Section 121A of the American Stock Exchange listing standards. The Nominating and Governance Committee met once in 2005. Any shareholder interested in nominating a director should review the material described under “Nominations of Directors” below.
          Compensation Committee. This committee oversees our management of some of our human resources activities, including determining compensation for executive officers and administering our employee benefit plans. Our Compensation Committee is composed of Mr. James (Chairman), Mr. Jones and Dr. Goodrich. The board elected Dr. Goodrich to the Compensation Committee in February 2005. The board has determined that each member of the Compensation Committee is “independent” under Section 121A of the American Stock Exchange listing standards. The Compensation Committee met three times in 2005. For more information regarding our compensation policies, see Report of the Compensation Committee on Executive Compensation below.
Report of the Audit Committee
          Our Audit Committee operates under a written charter adopted by the board on May 19, 2004. Our Audit Committee is responsible for providing oversight of the independent audit process and the independent auditors, reviewing our financial statements and financial statements of our subsidiaries and discussing them with management and the independent auditors, reviewing and discussing with management and the independent auditors the adequacy and effectiveness of our internal accounting and disclosure controls and procedures, and providing legal and regulatory compliance and ethics programs oversight. The Audit Committee communicates regularly with our management, including our Chief Financial Officer, and with our auditors. The Audit Committee is also responsible for conducting an appropriate review of and pre-approving all related party transactions in accordance with American Stock Exchange listing standards, and evaluating the effectiveness of the Audit Committee charter at least annually.
          To comply with the Sarbanes-Oxley Act of 2002, the Audit Committee adopted a policy that pre-approves specified audit and tax-related services to be provided by our independent auditors. The policy forbids our independent auditors from providing the services enumerated in Section 201(a) of Sarbanes-Oxley.
          In performing all of these functions, the Audit Committee acts only in an oversight capacity. The Audit Committee reviews our quarterly and annual reporting on Form 10-Q and Form 10-K prior to filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of our management, which has the primary responsibility for financial statements and reports, and of the independent auditors, who, in their report, express an opinion on the conformity of our annual financial statements to generally accepted accounting principles.
          On June 8, 2005, Deloitte & Touche LLP advised us that they intended to resign as our independent registered public accounting firm, effective upon conclusion of their review of our interim financial information for the quarter ended June 30, 2005. Our audit committee commenced a search for a firm to succeed Deloitte & Touche, and on August 12, 2005, they selected Reznick Group, P.C. as our independent registered public accounting firm.
          The Audit Committee has discussed with Reznick Group the matters required by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (communications with audit committees); it has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1; and it has discussed with the independent auditors the independent auditors’ independence from the company and our management. The Audit Committee reported its findings to our board of directors.
          In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the SEC. A copy of our Annual Report on Form 10-K is enclosed with these proxy materials.
          The Audit Committee’s report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the information contained in the report by reference, and it shall not be deemed filed under such acts.
Wm. Jarell Jones, Chairman
James M. Goodrich
Dennis H. James
Nominations of Directors
          The responsibilities of the Nominating and Governance Committee include evaluating and recommending to the full board of directors the director nominees to stand for election at our annual meetings of shareholders. The Committee is authorized to retain search firms and to compensate them for their services.

          The Nominating and Governance Committee examines each director nominee on a case-by-case basis regardless of who recommends the nominee. In considering whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, the Committee considers the following criteria, among others: the candidate’s availability, insight, practical wisdom, professional and personal ethics and values consistent with longstanding company values and standards; experience at the policy-making level in business, real estate or other areas of endeavor specified by the board; commitment to enhancing shareholder value; and ability and desire to represent the interests of all shareholders. The Committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the board of directors to fulfill its responsibilities.
          In addition to the qualification criteria above, the Nominating and Governance Committee also takes into account whether a potential director nominee qualifies as an “audit committee financial expert” as that term is defined by the SEC, and whether the potential director nominee would qualify as an “independent” director under the listing standards of the American Stock Exchange.
          The Nominating and Governance Committee evaluated our board’s two nominees, Mr. Roberts and Mr. Elliott, in light of the above criteria and recommended to the board that they be nominated for reelection as directors at the 2006 annual meeting. Our board approved that recommendation.
          The Nominating and Governance Committee will consider persons recommended by shareholders to become nominees for election as directors, provided that those recommendations are submitted in writing to our Corporate Secretary specifying the nominee’s name and qualifications for board membership. For a shareholder to nominate a director candidate, the shareholder must comply with the advance notice provisions and other requirements of Section 8 of our bylaws.
          We urge any shareholder who intends to recommend a director candidate to the Nominating and Governance Committee for consideration to review thoroughly our Nominating and Governance Committee Charter and Section 8 of Article I of our bylaws. Copies of these documents are available upon request to Chief Financial Officer, Roberts Realty Investors, Inc., 450 Northridge Parkway, Suite 302, Atlanta, Georgia 30350. A copy of our Nominating and Governance Committee Charter was included as Annex B to the proxy statement for our 2004 annual meeting of shareholders. We currently do not have a website.
Communications with the Board of Directors
          The board of directors has established a process for shareholders to send communications to the board of directors. Shareholders may communicate with the board as a group or individually by writing to: The Board of Directors of Roberts Realty Investors, Inc. c/o Chief Financial Officer, Roberts Realty Investors, Inc., 450 Northridge Parkway, Suite 302, Atlanta, Georgia 30350. The Chief Financial Officer may require reasonable evidence that a communication or other submission is made by a Roberts Realty shareholder before transmitting the communication to the board or board member. On a periodic basis, the Chief Financial Officer will compile and forward all shareholder communications submitted to the board or the individual directors.

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION
Compensation of Executive Officers
          Our executive officers are Charles S. Roberts, our Chairman of the Board, Chief Executive Officer and President, and Charles R. Elliott, our acting Chief Financial Officer. Biographical information for Mr. Roberts and Mr. Elliott is included above.
          Mr. Charles S. Roberts, our Chairman of the Board, Chief Executive Officer and President, and Mr. Greg M. Burnett, formerly our Chief Financial Officer and Treasurer, are our only executive officers whose total salary and bonus exceeded $100,000 during 2005. Therefore, under applicable SEC rules, Mr. Roberts and Mr. Burnett are our “named executive officers.”
Summary Compensation Table

	Annual Compensation
Name and Principal Position	Year	Salary	Bonus
Charles S. Roberts (1)	2005	$150,000	$275,000
Chairman of the Board, Chief Executive	2004	150,000	600,000
Officer and President	2003	150,000	0

Greg M. Burnett (2)	2005	55,385	50,000
Former Chief Financial Officer	2004	89,388	0
and Treasurer	2003	—	—

(1)	For 2005, Mr. Roberts earned a $275,000 bonus for the profitable sale of our Ballantyne Place apartment community in Charlotte, North Carolina. Mr. Roberts earned two bonuses in 2004: (a) $300,000 for the profitable sale of five apartment communities to Colonial Properties Trust and (b) $300,000 for the profitable sale of our St. Andrews at the Polo Club apartment community.

(2)	Mr. Burnett served as our Chief Financial Officer and Treasurer from April 1, 2004 through August 12, 2005, when he left our employment.
          We are not a party to any employment agreements. Effective May 31, 2006, we hired Mr. Charles R. Elliott as our Chief Financial Officer, Secretary and Treasurer on an interim basis until we hire a permanent replacement to fill those positions. We agreed to pay him $70 per hour for his service in those positions.
          Although our board of directors has from time to time in the past made individual grants of shares of restricted stock to our officers, we currently have no equity compensation plans under which we could issue stock, restricted stock or restricted stock units, phantom stock, stock options, SARs, stock options in tandem with SARs, warrants, convertible securities, performance units and performance shares, or similar instruments. As described elsewhere in this proxy statement, however, we are seeking shareholder approval of the 2006 Roberts Realty Investors, Inc. Restricted Stock Plan. If our shareholders approve the Plan, we may issue shares of restricted stock to our officers and others as described in Proposal 2 – 2006 Restricted Stock Plan.
          We make payments to affiliates of Mr. Roberts under various agreements and arrangements. See Certain Relationships and Related Transactions below.

Compensation Committee Report on Executive Compensation
     Introduction
          Our Compensation Committee operates under a written charter adopted in May 2004. Under its charter, the Compensation Committee is charged with broad responsibility for review and oversight of executive compensation.
     Base Salary Determinations for 2005
          For 2005, our Compensation Committee set the base salary for Charles S. Roberts, our President, Chief Executive Officer and Chairman of the Board, and Greg M. Burnett, our Chief Financial Officer from April 1, 2004 through August 12, 2005.
          The Compensation Committee decided to continue to pay Mr. Roberts his previous base salary of $150,000 per year in 2005, taking into account a variety of factors, including individual performance, general levels of market salary increases and our overall financial results. The Compensation Committee assessed Mr. Roberts’ performance qualitatively and did not attach any specific weighting to the performance factors it considered.
          The Compensation Committee decided to continue to pay Mr. Burnett his previous base salary of $100,000 per year in 2005, taking into account a variety of factors, including individual performance, general levels of market salary increases and our overall financial results.
     Bonuses Awarded for 2005 Performance
          On May 31, 2005, we sold our Ballantyne Place apartment community for a price of $37,250,000, with the buyer paying an additional $690,000 to reimburse us for a previously paid loan commitment fee, resulting in a total price of $37,940,000 or $118,934 per residential unit. The gain on sale was $4,495,000, net of minority interest of $1,530,000, and the sales proceeds, net of mortgage debt and closing-related expenses, were approximately $14,316,000. In light of this outstanding result, the Compensation Committee awarded Mr. Roberts a $275,000 bonus on the closing of the sale.
          In making this decision, the Compensation Committee noted that Mr. Roberts persuaded the buyer to agree to acquire Ballantyne Place with limited representations and warranties and negotiated over $1,000,000 in savings as follows:
•	the buyer paid $690,000 in addition to the sales price to reimburse us for a loan commitment fee for a loan that did not close because we sold the property; and

•	because Mr. Roberts negotiated the transaction himself, we avoided paying (a) the 3/4% broker commission of $279,375 and (b) a previously negotiated $35,000 fee to Mr. Elliott, who did not participate in the transaction and therefore was not paid the fee.
          The Compensation Committee further noted that the payment of the bonus to Mr. Roberts was consistent with our stated compensation philosophy of rewarding executives for outstanding performance, in this case over many years as we developed, constructed, leased and managed Ballantyne Place.
          The Compensation Committee also awarded Mr. Burnett a bonus of $50,000 for his performance during 2004 and through June 2005, including his participation in the six property sales that occurred in 2004 and the Ballantyne Place sale in May 2005, the acquisition of three tracts of undeveloped land and the refinancing of the Addison Place apartments loan in April 2005.

          In May 2006, the Compensation Committee evaluated Mr. Roberts’ performance for 2005 and discussed awarding him an additional bonus for his 2005 performance. After determining that Mr. Roberts had performed extremely well in 2005, the Compensation Committee noted that Mr. Roberts received a salary of $150,000 in 2005, a $275,000 bonus as described above, and that he or his affiliates had in 2005 and 2006 engaged in several transactions with us and had provided various services to us for which his affiliates were compensated. After carefully considering the foregoing, the Compensation Committee determined that Mr. Roberts would not receive an additional bonus for his 2005 performance, but that his base salary would increase to $200,000 for 2006 retroactive from January 1, 2006.
     Executive Compensation Policy and Philosophy
          Our executive compensation programs are based on the following guiding principles:
          Pay-for-Performance. We emphasize incentive compensation programs that reward executives for outstanding performance. These incentive programs focus on both annual and long-term performance.
          Pay Competitiveness. We believe we must offer competitive total compensation, which includes base salary and cash bonuses, to attract, motivate, and retain executive talent. Actual compensation levels, however, will vary in competitiveness from year to year, depending on corporate and individual performance.
     Base Salary Program
          We determine our base salary levels based on our assessment of market compensation rates, each employee’s performance over time, and each individual’s role in the company. Consequently, employees with higher levels of sustained performance over time and/or employees assuming greater responsibilities will be paid correspondingly higher salaries. We review salaries for our executive officers annually and take into account a variety of factors, including individual performance, general levels of market salary increases, and our overall financial results. Performance is assessed qualitatively, and no specific weighting is attached to performance factors considered for base salary determinations.
     Bonuses
          We have a flexible program of considering the awarding of bonuses both during the year and after the end of the year for that year’s performance. Our goal in awarding bonuses is to reward and motivate key employees based on the employee’s and our performance.
     Other Types of Compensation
          Although our board of directors has from time to time in the past made individual grants of shares of restricted stock to our officers, we have no equity compensation plans under which we could issue stock, restricted stock or restricted stock units, phantom stock, stock options, SARs, stock options in tandem with SARs, warrants, convertible securities, performance units and performance shares, or similar instruments. (As described elsewhere in this proxy statement, however, we are seeking shareholder approval of the 2006 Roberts Realty Investors, Inc. Restricted Stock Plan. If our shareholders approve the Plan, we may issue shares of restricted stock to our officers and others as described in Proposal 2 – 2006 Restricted Stock Plan.)
     Policy with Respect to the $1 Million Deduction Limit
          The Omnibus Budget Reconciliation Act of 1993 placed certain limits on the deductibility of non-performance based executive compensation for a company’s employees, unless certain requirements are met. Currently, we do not believe that there is risk of losing deductions under this law. In the future, we intend to consider carefully any plan or compensation arrangement that might result in the disallowance of compensation deductions. We will use our best judgment, taking all factors into account, including the materiality of any deductions that may be lost versus the broader interests of Roberts Realty to be served by paying adequate compensation for services rendered, before adopting any plan or compensation arrangement.
          The above report should not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and the above report should not otherwise be deemed filed under such Acts.
Dennis H. James, Chairman
James M. Goodrich
Wm. Jarell Jones
Compensation Committee Interlocks and Insider Participation
          The Compensation Committee of the board of directors is composed of Mr. James, Mr. Jones and Dr. Goodrich. During 2005:
•	none of our other executive officers was a director of another entity where one of that entity’s executive officers served on our Compensation Committee,

•	no member of the Compensation Committee was an officer or employee of Roberts Realty or Roberts Properties Residential, L.P.,

•	no member of the Compensation Committee entered into any transaction with us in which the amount involved exceeded $60,000,

•	none of our executive officers served on the compensation committee of any entity where one of that entity’s executive officers served on our Compensation Committee, and

•	none of our executive officers served on the compensation committee of another entity where one of that entity’s executive officers served as a director on our board.
Compensation of Directors
          We pay our directors who are not officers of Roberts Realty an annual fee of $12,000 for attendance, in person or by telephone, at meetings of the board of directors and its committees. Given the interim nature of Mr. Elliott’s service as our Chief Financial Officer, Secretary and Treasurer, we continue to pay him the annual fee of $12,000 we pay to non-officer directors. We do not pay any director fees to Mr. Roberts, our Chief Executive Officer.
          We pay additional compensation of $250 per month to Mr. Jones for serving as the Chairman of the Audit Committee and $750 per month for serving as the Chairman of the Nominations and Governance Committee. We pay additional compensation of $750 per month to Mr. James for serving as the Chairman of the Compensation Committee. In addition, we reimburse our directors for reasonable travel expenses and out-of-pocket expenses incurred in connection with their activities on our behalf.
Section 16(a) Beneficial Ownership Reporting Compliance
          Section 16(a) of the Securities Exchange Act of 1934 requires Roberts Realty’s directors and executive officers and persons who own beneficially more than 10% of our outstanding common stock to file with the SEC initial reports of ownership and reports of changes in their ownership of our common stock. Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish us with copies of the forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us, during the fiscal year ended December 31, 2005, our directors, executive officers and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements.
Total Return Performance Graph
          The following total return performance graph compares our performance to the Russell 2000 index and the index of 20 apartment equity real estate investment trusts prepared by the National Association of Real Estate Trusts, sometimes called NAREIT, over our past five fiscal years, assuming an investment of $100 and the reinvestment of any dividends or distributions. Our performance, presented for the period from December 31, 2000 through December 31, 2005, is not indicative of future results.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
General
          Roberts Realty conducts its business through Roberts Properties Residential, L.P., which we refer to as the operating partnership. Roberts Realty owned a 75.6% interest in the operating partnership as of July 12, 2006 and is its sole general partner. Mr. Charles S. Roberts, our Chairman of the Board, Chief Executive Officer and President, owns all of the outstanding shares of both Roberts Properties, Inc. (“Roberts Properties”) and Roberts Properties Construction, Inc. (“Roberts Construction”), which we refer to together as the Roberts Companies. As explained below, we have entered into transactions with these companies and have paid them to perform services for us.
          Under applicable SEC rules, this section of the proxy statement describes any transaction, or series of similar transactions, since January 1, 2005, or any currently proposed transaction, or series of similar transactions, to which we were or are to be a party, in which the amount involved exceeds $60,000 and in which any of the following persons had, or will have, a direct or indirect material interest:
•	any of our directors or executive officers;

•	any holder we believe owns of record or beneficially more than 5% of our outstanding common stock or units; and

•	any member of the immediate family of any of those persons.
Notes 3 and 9 to our consolidated financial statements included in our Annual Report on Form 10-K for 2005 provide further detail regarding some of the transactions described in this section, including in some cases information for periods before 2005.
Transactions with the Roberts Companies
          Overview. We have paid substantial fees to the Roberts Companies for various types of services and will continue to do so in the future. We have purchased property from Roberts Properties, and we are obligated to use Roberts Properties for development services and Roberts Construction for construction services for some of our undeveloped properties. We summarize these various arrangements below.
          Addison Place Shops Retail Center. On February 27, 2001, we signed an exchange agreement with an intermediary to acquire land previously owned by Roberts Properties Jones Bridge, LLC, of which Mr. Roberts owned a 90% interest. We entered into a cost plus 5% contract with Roberts Construction to build Addison Place Shops, a 39,205 square foot retail center, on the 6.84-acre property, which is located at the intersection of Abbotts Bridge Road and Jones Bridge Road in front of our Addison Place apartment community in Alpharetta, Georgia. The property became fully operational in May 2005 and is in its lease-up phase.
          Northridge Community. On June 28, 2001, we purchased 10.9 acres of undeveloped land from Roberts Properties. We intend to develop a 220-unit apartment community on this site, located on Northridge Parkway in Atlanta adjacent to our Northridge office building. We retained Roberts Properties to complete the design and development work for a fee of $2,500 per unit, or $550,000. We also entered into a cost plus 10% contract with Roberts Construction to build the 220 apartment units.
          Northridge Office Building. On June 28, 2001, we purchased a partially constructed office building and approximately 3.9 acres of land from Roberts Properties. The three-story, 37,864 square foot building serves as our corporate headquarters. We occupy a portion of one floor in the building and we lease the remaining space on that floor to Roberts Properties and Roberts Construction. We are in the

process of leasing the other two floors to unaffiliated tenants. Roberts Construction completed construction of the building at cost and did not earn a profit on the construction of the building.
          On November 23, 2004, we entered into leases for office space on the third floor of the Northridge office building with Roberts Properties and Roberts Construction for a total of $4,200 per month for the period of June 1, 2004 to August 31, 2004; for a total of $5,250 per month for the period of September 1, 2004 to December 31, 2004; and for a total of $5,950 per month for the period of January 1, 2005 to March 31, 2005. At March 31, 2005, the leases converted to a month-to-month basis with the rental rate and all other terms remaining unchanged. On March 27, 2006, we entered into lease agreements with each of the Roberts Companies that superseded the month-to-month leases that were previously in effect. The leases total 6,878 rentable square feet, have a one-year term effective January 1, 2006, have a rental rate of $19.00 per rentable square foot and include three one-year options to renew.
          Peachtree Parkway Land. On December 29, 2004, we purchased an 82% undivided interest in a 23.6-acre parcel of undeveloped land in Gwinnett County, Georgia from Roberts Properties Peachtree Parkway, L.P. (“Peachtree Parkway, L.P.”) for a cash purchase price of $7,770,000. Mr. Roberts owns 98.7% of Peachtree Parkway, L.P. The land is zoned for 292 residential units and is located across Peachtree Parkway from the upscale Forum Shopping Center.
          In acquiring the Peachtree Parkway property, we assumed and became bound by a restrictive covenant recorded in favor of Roberts Properties and Roberts Construction that provides that if the then-owner of the property develops it for residential use:
•	Roberts Properties, or any entity designated by Mr. Roberts, will be engaged as the development company for the project and will be paid a development fee in an amount equal to $5,000 per residential unit multiplied by the number of residential units that are developed on the property, with such fee to be paid in equal monthly amounts over the contemplated development period, and

•	Roberts Construction, or any other entity designated by Mr. Roberts, will be engaged as the general contractor for the project on a cost plus basis and will be paid the cost of constructing the project plus 10% (5% profit and 5% overhead) with such payments to be paid commencing with the start of construction.
These terms and conditions are consistent with our previous agreements with Roberts Properties and Roberts Construction for development and construction services for residential communities. The covenant expires on October 29, 2014. Subsequently, in April 2005, we joined the unaffiliated owner of the remaining 18% interest in the property in entering into a design and development agreement with Roberts Properties and a construction contract with Roberts Construction for the property. (See Development Fees and Construction Contracts below.) We agreed on June 26, 2006 to acquire the remaining 18% of the Peachtree Parkway land from the unaffiliated owner for $1,710,000, plus an additional payment equal to a simple annual return of 16% per annum on that amount from November 1, 2004 through the date of closing, which will be on or before December 31, 2006. The additional payment will be approximately $593,000 if we close at year-end but will be proportionately less if we close before then. We expect that, at closing, we will assume the obligations of the unaffiliated seller to Roberts Properties and Roberts Construction under the design and development agreement and construction contract.
          North Springs Land. In August 1999, Mr. Roberts formed Roberts Properties Peachtree Dunwoody, LLC (“Peachtree Dunwoody, LLC”) and owns all of its equity interest. Peachtree Dunwoody, LLC bought a 9.84-acre parcel of undeveloped land in Fulton County, Georgia. Peachtree Dunwoody, LLC spent two years rezoning the property and a year successfully defending a homeowners’ lawsuit against Fulton County that challenged the rezoning. On January 20, 2005, we acquired the undeveloped land from Peachtree Dunwoody, LLC for a cash purchase price of $15,700,000. The North

Springs property, which we formerly referred to as the Peachtree Dunwoody property, is zoned for 120 condominium units, 236 apartment units, 210,000 square feet of office space and 56,000 square feet of retail space. In acquiring the North Springs property, we assumed and became bound by a restrictive covenant recorded in those records in favor of Roberts Properties and Roberts Construction. The covenant has the same terms and conditions as the restrictive covenant related to the Peachtree Parkway land described above, except that the covenant expires on January 3, 2015.
          Westside Land. On June 30, 2005, we purchased 14.5 acres of undeveloped land zoned for 217 residential units in the North Atlanta submarket of Alpharetta, Georgia. We acquired the property from Peachtree Dunwoody, LLC for $3,320,000, including closing costs. The acquisition also included a right of first refusal from Cousins Properties to purchase an adjacent seven-acre parcel of land zoned for 105 residential units. Peachtree Dunwoody, LLC had previously purchased the property from Cousins Properties on March 25, 2005 for $3,269,000. We purchased the land from Peachtree Dunwoody, LLC for its cost plus carrying costs of $44,000 during the period that Peachtree Dunwoody, LLC owned the land. The land is adjacent to another parcel of undeveloped land that we purchased from Cousins Properties in December 2004.
          Development Fees. From time to time, we pay Roberts Properties fees for various development services that include market studies, business plans, design, finish selection, interior design and construction administration. During 2005 and 2006, we entered into development and design agreements with Roberts Properties on four projects. The projects and associated fees are outlined in the table below.

		Total Amount
		Incurred	Remaining
	Total Contract	Through	Contractual
	Amount	6/30/06	Commitment
North Springs	$1,780,000	$989,000	$791,000
Peachtree Parkway (1)	1,460,000	811,111	648,889
Sawmill Village	770,000	—	770,000
Highway 20	1,050,000	—	1,050,000

	$5,060,000	$1,800,111	$3,259,889

(1)	As described above under Peachtree Parkway Land, we agreed on June 26, 2006 to acquire the remaining 18% of the Peachtree Parkway land from the unaffiliated owner. We anticipate that we will close that purchase on or before December 31, 2006 and that we will assume and pay the entire amount of the development fees for the project. We have paid $665,111 of the total $811,111 amount incurred through June 30, 2006.
          Construction Contracts. We enter into contracts in the normal course of business with Roberts Construction. During 2005, we entered into contracts with Roberts Construction on the four projects mentioned above, and we have an existing contract with Roberts Construction we entered into before 2005 for the construction of our Northridge residential project. Terms of the contracts are cost plus 10%. As of the date of this report, we have not finalized the costs of the projects, although we estimate the cost, including contractor fees, to be approximately $165.0 million depending on the number of units and square footage to be constructed. In addition to the current construction contracts, we contracted with Roberts Construction for the construction of Ballantyne Place, our Charlotte, North Carolina community that we sold in May 2005. As of December 31, 2005, we owed Roberts Construction $97,000 for clearing and grading work performed on our North Springs project. We paid that amount to Roberts Construction in January 2006.

          Other Fees and Reimbursements. From January 1, 2005 to June 30, 2006, we paid Roberts Properties $134,000 for reimbursement of operating costs and expenses, and we paid Roberts Construction $27,000 for project work done at our communities. We have entered into a reimbursement arrangement for the use of an aircraft owned by Roberts Properties, which has provided transportation services to us by flying our employees, including Mr. Roberts, on trips for our business purposes. We pay Roberts Properties for these services in an amount per passenger equal to an available unrestricted coach class fare (or business class fare if no unrestricted coach class is available) for the date and time of travel on a regular air carrier. From January 1, 2005 to June 30, 2006, we paid Roberts Properties $14,000 under this policy, primarily to fly employees to and from Charlotte to complete the construction and manage the lease-up and sale of Ballantyne Place, and to Palm Beach, Florida to investigate new investment opportunities in that area.

PROPOSAL 2 – 2006 RESTRICTED STOCK PLAN
Introduction
          Our board of directors adopted the 2006 Roberts Realty Investors, Inc. Restricted Stock Plan on July 17, 2006, but the Plan will not become effective unless and until our shareholders approve it at the annual meeting. The Plan provides for the grant of stock awards to our employees, directors, consultants and advisors, including employees of Roberts Properties, Inc. (“Roberts Properties”) and Roberts Properties Construction, Inc. (“Roberts Construction”). We may grant up to 400,000 shares of restricted common stock under the Plan, subject to the anti-dilution provisions of the Plan. The maximum number of shares of restricted stock that may be granted to any one individual during the term of the Plan may not exceed 20% the aggregate number of shares of restricted stock that may be issued under the Plan. The following summary of the material features of the Plan is qualified in its entirety by reference to the complete text of the Plan, a copy of which is attached as Annex A. We encourage you to read the actual text of the Plan in its entirety.
Purpose of the Plan
          The purpose of the Plan is to attract, motivate and retain results-oriented employees, directors, consultants and advisors by affording them the opportunity to acquire or increase their ownership in us. We believe that retention and recruitment of the best people is vital to the future success and growth of our business and is in the best interests of our shareholders. We have granted restricted stock to employees in the past, and we believe that these grants both rewarded exceptional performance and gave the employees a stake in our business that resulted in better employee performance and greater loyalty. By providing the opportunity to participate in our success and growth, we believe we will encourage award recipients to continue their association with or service to us.
Persons Who May Receive Grants of Restricted Stock
          The Plan provides for the grant of stock awards to our employees, directors, consultants and advisors. We may elect to grant shares of restricted stock to employees of Roberts Properties and Roberts Construction because they provide services to us as consultants or advisors. Roberts Properties has developed all of our properties since our inception in 1994, and Roberts Construction has constructed almost all of the properties that we have constructed. (Please refer to Certain Relationships and Related Transactions above for a description of our recent transactions with the Roberts Companies.) The employees of the Roberts Companies provide bona fide services that directly benefit us even though we do not directly employ them, and we could not carry out our development and construction activities without them. Mr. Charles S. Roberts, our Chairman of the Board, Chief Executive Officer and President, owns all of the outstanding shares of both Roberts Properties and Roberts Construction.
Administration of the Plan
          The Plan will be administered by a committee appointed by the board and comprised of two or more directors who will be “outside” directors within the meaning of section 162(m) of the Internal Revenue Code of 1986 and “non-employee directors” within the meaning of that term as defined in Rule 16b-3 under the Securities Exchange Act of 1934. The board has appointed the Compensation Committee as the committee under the Plan. The Compensation Committee will administer the Plan and will have sole authority, in its discretion, to determine the individuals within the categories described above who will receive awards under the Plan, the number of shares to be subject to each award and the forfeiture restrictions for each award. The committee will have the additional powers delegated to it under the Plan, including the power to construe the Plan and the restricted stock agreements executed with recipients of awards under the Plan and to determine the terms, restrictions and provisions of each agreement. The committee may also correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any agreement in the manner and to the extent it will deem expedient to carry it into effect. The determinations of the committee on these matters will be conclusive.
          The Plan provides for awards of “restricted stock,” consisting of shares of common stock that are issued to the participant at the time the award is made or at some later date. The shares of restricted stock are subject to specified restrictions against disposition and to obligations to forfeit the shares to us under certain circumstances, which we refer to as forfeiture restrictions. The committee will determine the forfeiture restrictions, which may be different for each award, in its sole discretion, and the committee may provide that the forfeiture restrictions will lapse upon:
          (1) the attainment of one or more performance targets established by the committee based upon, among other things, share price, net income, revenues and net income of the company or any asset or group of assets, or any other financial or business metric the committee deems relevant;
          (2) the participant’s continued employment with us or continued services as a consultant or director for a specified period of time;
          (3) the occurrence of any event or the satisfaction of any other condition the committee specifies in its sole discretion; or
          (4) a combination of any of the foregoing.
          Restricted stock will be represented by a stock certificate registered in the name of the participant. Unless otherwise provided in an agreement, the participant will have the right to vote the shares of restricted stock and to enjoy all other shareholder rights, except that we will retain custody of the stock certificate and the participant may not sell, transfer, pledge or otherwise dispose of the restricted stock until the forfeiture restrictions have expired. A breach of the terms and conditions established by the committee pursuant to an award will cause a forfeiture of the award. With respect to the right to dividends on shares of restricted stock, the committee may, in its discretion, determine at the time of such award that any dividends, or a specified portion of them, declared or paid on the stock will be deferred until the lapsing of the relevant restrictions and held by us for the account of the participant until the lapsing. On the lapsing of restrictions imposed on the stock, the committee will cause us to pay deferred dividends, together with interest on those dividends. Any deferred dividends on the stock, together with any interest on those dividends, will be forfeited upon any forfeiture of the stock. The committee expects that participants generally will not be required to make any payment for restricted stock, except to the extent otherwise determined by the committee or required by law.
          The committee may, in its discretion, fully vest any or all restricted stock awarded to a participant under an award and, on that vesting, all applicable forfeiture restrictions will terminate. Any such action by the committee may vary among individual participants and may vary among awards held by any individual participant. The committee may not, however, take any such action with respect to an award that has been granted to a “covered employee,” within the meaning of Treasury Regulation Section 1.162-27(c)(2) if the award has been designed to meet the exception for performance-based compensation under Section 162(m) of the Internal Revenue Code.
          When any award is made, the company and the participant will enter into a restricted stock agreement describing the terms of the award and such other matters as the committee may determine to be appropriate. The terms and provisions of the restricted stock agreements need not be identical.

Amendment and Termination of the Plan
          The board of directors in its discretion may terminate the Plan at any time with respect to any shares of stock for which awards have not already been granted. The board has the right to alter or amend the Plan or any part of it from time to time, except that the board may not change an outstanding award if and to the extent that the change would impair the rights of the participant without his or her consent. In addition, the board may not, without approval of our shareholders:
          (a) amend the Plan to increase the maximum aggregate number of shares of stock that may be issued under the Plan or change the class of individuals eligible to receive awards under the Plan;
          (b) amend or delete the sentence regarding “covered employees”; or
          (c) otherwise materially increase the benefits accruing to recipients of awards under the Plan.
          The committee must obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with applicable laws. Except for awards then outstanding, the Plan will terminate and no further awards will be granted after the expiration of 10 years following the date of its adoption by the board, if the Plan has not already been terminated.
Capital Changes
          If the committee determines that any dividend or other distribution (whether in the form of cash, shares of Stock, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, share exchange, or sale, transfer, exchange or other disposition of all or substantially all of our assets, or exchange of stock or other securities, issuance of warrants or other rights to purchase stock or other securities of the company, or other similar corporate transaction or event, in the committee’s sole discretion, affects the stock such that the committee determines that an adjustment is appropriate to prevent dilution or enlargement of the benefits or potential benefits intended by the company to be made available under the Plan or with respect to any award, then the committee shall, in such manner as it may deem equitable, adjust any or all of:
          (1) the aggregate number of shares of common stock that may be issued under the Plan,
          (2) the number of shares issuable pursuant to each outstanding award made under the Plan and
          (3) the maximum number of shares that may be subject to awards granted to any one individual under the Plan.
Tax Effects of Participation in the Plan
          Under the Internal Revenue Code as presently in effect, a participant generally will not recognize any income for federal income tax purposes at the time an award is made, nor will the company be entitled to a tax deduction at that time, unless the participant elects to recognize income at the time the award is made. If the participant does not make that election, the value of the common stock will be taxable to the participant as ordinary income in the year in which the forfeiture restrictions lapse with respect to those shares of stock. We have the right to deduct, in connection with all awards, any taxes required by law to be withheld and to require any payments required to enable it to satisfy our withholding obligations. We will generally be allowed an income tax deduction equal to the ordinary income the participant recognizes at the time of that recognition.

          We may not deduct compensation of more than $1,000,000 that is paid in a taxable year to certain “covered employees” as defined in Section 162(m) of the Internal Revenue Code. The deduction limit, however, does not apply to some types of compensation, including qualified performance-based compensation. Compensation attributable to awards currently contemplated by the committee under the Plan will generally not be qualified performance-based compensation and therefore will be subject to the deduction limit.
          Under Section 280G of the Internal Revenue Code, we may not deduct certain compensation payable in connection with a change of control. The acceleration of vesting of awards in conjunction with a change of control of the company may be limited under certain circumstances, thereby avoiding nondeductible payments under Section 280G.
Plan Benefits
          Because the committee has granted no awards under the Plan as of the date of this proxy statement and all awards will be granted at the discretion of the committee, it is not possible for us to determine and disclose the amounts of awards that may be granted to the named executive officers and the executive officers as a whole, if the Plan is approved.
Reasons for Authorization and Vote Required
          The Plan is being submitted to the shareholders for approval pursuant to Section 162(m) of the Internal Revenue Code and the rules of the American Stock Exchange. It is possible that some awards under the Plan may constitute qualified performance-based compensation for purposes of Section 162(m) of the Code, although we anticipate that most awards will not constitute performance-based compensation.
The board of directors recommends a vote FOR approval of the Plan.
          Assuming the presence of a quorum, the Plan will be approved if the votes cast in favor of Proposal 2 exceed the votes cast opposing Proposal 2.

INDEPENDENT PUBLIC ACCOUNTANTS
Change in Our Independent Registered Public Accounting Firm
          Until its resignation as described below, Deloitte & Touche LLP (“Deloitte”) had served as our independent auditors since June 2002. On June 8, 2005, Deloitte advised us that it intended to resign as our independent registered public accounting firm, effective upon conclusion of its review of our interim financial information for the quarter ended June 30, 2005. Our Audit Committee commenced a search for a firm to succeed Deloitte, and on August 12, 2005, they approved Reznick Group, P.C. as our independent registered public accounting firm. Representatives of Reznick Group will be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate shareholder questions.
          During our most recent two fiscal years and the subsequent interim period through June 8, 2005, there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference to the subject matter of the disagreements in connection with its reports. Deloitte’s report on the financial statements for 2003 and 2004 did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. During 2003 and 2004 and the subsequent interim period through June 8, 2005, there were no “reportable events” as such term is described in Item 304 (a)(1)(v) of Regulation of S-K.
Fees Paid to Our Independent Registered Public Accounting Firms
Audit Fees
     For 2004
          The aggregate fees billed by Deloitte for professional services rendered for the audit of our annual financial statements for the fiscal year ended December 31, 2004, and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for that fiscal year, were $116,000.
     For 2005
          The aggregate fees billed by Deloitte for professional services rendered for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for the first and second quarters of 2005 were $14,000. Deloitte billed an additional $2,500 on April 1, 2006 in connection with their consenting to the inclusion of their report on our annual financial statements for the fiscal year ended December 31, 2004 in our Annual Report on Form 10-K for the year ended December 31, 2005.
          The aggregate fees billed by Reznick for professional services rendered for the audit of our annual financial statements for the fiscal year ended December 31, 2005, and for the review of the financial statements included in our Quarterly Report on Form 10-Q for the third quarter of 2005, were $131,507.
Audit Related Fees
          We did not engage either Deloitte or Reznick Group to provide, and they did not bill us for, professional services that were reasonably related to the performance of the audit of our 2004 or 2005 financial statements, but which are not reported in the previous paragraph.

Tax Fees
     For 2004
          The aggregate fees billed by Deloitte for professional services rendered related to tax compliance, tax advice and tax planning for the fiscal year ended December 31, 2004, were $120,675.
     For 2005
          The aggregate fees billed by Deloitte for professional services rendered related to tax compliance, tax advice and tax planning for the fiscal year ended December 31, 2005, were $92,250.
          The aggregate fees billed by Reznick Group for professional services rendered related to tax compliance, tax advice, and tax planning for the fiscal year ended December 31, 2005, were $10,500.
All Other Fees
          Deloitte and Reznick Group did not bill us for any services for the fiscal years ended December 31, 2004 and December 31, 2005 other than for the services described above.
Pre-Approval Policy
          Our audit committee pre-approval guidelines with respect to pre-approval of audit and non-audit services are summarized below.
          General. The audit committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the audit committee. Any proposed services exceeding pre-approved cost levels requires specific pre-approval by the audit committee.
          Audit Services. The annual audit services engagement terms and fees are subject to the specific pre-approval of the audit committee. In addition to the annual audit services engagement specifically approved by the audit committee, the audit committee has granted general pre-approval for other audit services, which are those services that only the independent auditor reasonably can provide.
          Audit-related Services. Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and that are traditionally performed by the independent auditor. The audit committee believes that the provision of audit-related services does not impair the independence of the auditor.
          Tax Services. The audit committee believes that the independent auditor can provide tax services to us, such as tax compliance, tax planning and tax advice without impairing the auditor’s independence. The audit committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.
          All Other Services. The audit committee has granted pre-approval to those permissible non-audit services classified as “all other services” that it believes are routine and recurring services, and would not impair the independence of the auditor.

          Pre-Approval Fee Levels. To facilitate management’s day-to-day conduct of our business, the audit committee deemed it advisable and in our best interests to permit certain routine, non-audit services without the necessity of pre-approval by the audit committee. Therefore, the audit committee expects to establish a pre-approval fee level per engagement. Any proposal for services exceeding this level will require specific pre-approval by the audit committee. Although management may engage non-audit services from our independent auditor within this limit, management cannot enter into any engagement that would violate the SEC’s rules and regulations related to auditor independence. These non-audit service engagements are to be reported to the audit committee as promptly as practicable.
EXHIBITS TO OUR 2005 ANNUAL REPORT ON FORM 10-K
          Included with these proxy materials is a copy of our 2005 Annual Report on Form 10-K, without exhibits, as filed with the SEC. We will furnish to each person whose proxy is solicited, on the written request of that person, a copy of the exhibits to that annual report for a charge of ten cents per page. Please direct your request to Charles R. Elliott, Secretary, 450 Northridge Parkway, Suite 302, Atlanta, Georgia 30350.

Annex A
ROBERTS REALTY INVESTORS, INC.
2006 RESTRICTED STOCK PLAN

ROBERTS REALTY INVESTORS, INC.
2006 RESTRICTED STOCK PLAN

ARTICLE 1 DEFINITIONS	1

ARTICLE 2 THE PLAN	3

2.1 Name	3
2.2 Purpose	3
2.3 Effective Date and Duration of the Plan	3

ARTICLE 3 PARTICIPANTS	3

ARTICLE 4 ADMINISTRATION	3

4.1 Duties and Powers of the Committee	3
4.2. Additional Powers	4
4.3 No Liability	4
4.4 Committee Governance	4
4.5 Company Assistance	4

ARTICLE 5 SHARES OF STOCK SUBJECT TO PLAN	4

5.1 Limitations	4
5.2 Antidilution	4

ARTICLE 6 RESTRICTED STOCK	5

6.1 Forfeiture Restrictions to be Established by the Committee	5
6.2 Other Terms and Conditions	5
6.3 Payment for Restricted Stock	6
6.4 Committee’s Discretion to Accelerate Vesting of Awards	6
6.5 Restriction Agreements	6

ARTICLE 7 STOCK CERTIFICATES	6

ARTICLE 8 TERMINATION AND AMENDMENT	7

ARTICLE 9 RELATIONSHIP TO OTHER COMPENSATION PLANS	7

ARTICLE 10 MISCELLANEOUS	7

10.1 Replacement or Amended Grants	7
10.2 Forfeiture for Competition	7
10.3 Plan Binding on Successors	7
10.4 Headings, etc., No Part of Plan	8
10.5 Section 16 Compliance	8
10.6 No Right to an Award	8
10.7 No Employment/Membership Rights Conferred	8
10.8 Restriction on Transfer	8
10.9 Notices	8
10.10 Governing Law	8

ROBERTS REALTY INVESTORS, INC.
2006 RESTRICTED STOCK PLAN
ARTICLE 1
DEFINITIONS
     As used in this Plan, the following terms have the following meanings unless the context clearly indicates to the contrary:
     “Applicable Laws” means the requirements relating to the administration of restricted stock plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, and any stock exchange or quotation system on which the Stock is listed or quoted.
     “Award” means a grant of Restricted Stock.
     “Board” means the Board of Directors of the Company.
     “Code” means the United States Internal Revenue Code of 1986, including effective date and transition rules (whether or not codified). Any reference in this Plan to a specific section of the Code includes a reference to any corresponding provision of future law.
     “Committee” means a committee of at least two Directors appointed from time to time by the Board, having the duties and authority provided in this Plan in addition to any other authority granted by the Board. In selecting the Committee, the Board shall consider (i) the benefits under Section 162(m) of the Code of having a Committee composed of “Outside Directors” (as provided in Section 162(m) of the Code) for grants of Awards to highly compensated executives, and (ii) the benefits under Rule 16b-3 promulgated under the Exchange Act of having a Committee composed of either the entire Board or a Committee of at least two Directors who are Non-Employee Directors for grants of Awards to or held by any Section 16 Insider. Upon the initial approval and adoption of this Plan by the Board and unless and until the Board provides otherwise, the Committee will be the Compensation Committee of the Board as elected by the Board from time to time. If at any time the Board does not have a Compensation Committee in effect and has not otherwise designated a committee of directors to serve as the Committee under this Plan, any reference in this Plan to the Committee means the Board.
     “Company” means Roberts Realty Investors, Inc., a Georgia corporation.
     “Director” means a member of the Board and any person who is an advisory or honorary director of the Company if he or she is considered a director for the purposes of Section 16, as determined by reference to Section 16 and to the rules, regulations, judicial decisions, and interpretative or “no-action” positions of the SEC with respect to Section 16, as the same may be in effect or set forth from time to time.
     “Employee” means a person who constitutes an employee of the Company as that term is defined in the instructions to the Form S-8 Registration Statement under the Securities Act of 1933 and any successor form adopted by the SEC under the Securities Act of 1933 and any corresponding provision of future law, and also includes non-employees to whom an offer of employment has been extended. The term “Employee” shall include employees of Roberts Properties, Inc. and Roberts Properties Construction, Inc. to the extent that such persons are “Employees” under the foregoing definition.
     “Exchange Act” means the Securities Exchange Act of 1934. Any reference in this Plan to a specific section of the Exchange Act includes a reference to any corresponding provision of future law.

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     “Grantee” means a person who has received an Award of Restricted Stock.
     “Non-Employee Director” has the meaning given in Rule 16b-3 under the Exchange Act, as in effect from time to time, or in any successor rule to it, and will be determined for all purposes under the Plan according to interpretative or “no-action” positions with respect to that Rule issued by the SEC.
     “Officer” means a person who is an officer of the Company for the purposes of Section 16, as determined by reference to Section 16 and to the rules, regulations, judicial decisions, and interpretative or “no-action” positions of the SEC with respect to Section 16, as the same may be in effect or set forth from time to time.
     “Plan” means the 2006 Roberts Realty Investors, Inc. Restricted Stock Plan, the terms of which are provided in this Plan.
     “Qualified Domestic Relations Order” has the meaning provided in the Code or in the Employee Retirement Income Security Act of 1974, or the rules and regulations promulgated under the Code or that Act.
     “Restricted Stock” means Stock issued, subject to restrictions, to a Grantee under Article 6.
     “Restriction Agreement” means the agreement describing the terms of an Award, and executed by a Grantee as provided in Section 6.5.
     “SEC” means the United States Securities and Exchange Commission.
     “Section 16” means Section 16 of the Exchange Act.
     “Section 16 Insider” means any person who is subject to the provisions of Section 16, as provided in Rule 16a-2 promulgated under the Exchange Act.
     “Stock” means the Common Stock, par value $0.01 per share, of the Company or, if the outstanding shares of Stock are hereafter changed into or exchanged for shares of a different stock or securities of the Company or some other entity, such other stock or securities.
     “Subsidiary” means any corporation or other entity (other than the Company) in an unbroken chain of entities beginning with the Company if, at the time of the grant (or modification) of the Award, each of the entities other than the last entity in the unbroken chain owns stock or other equity interests possessing 50% or more of the total combined voting power of all classes of equity in one of the other entities in such chain.

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ARTICLE 2
THE PLAN
     2.1 Name. This Plan shall be known as the “2006 Roberts Realty Investors, Inc. Restricted Stock Plan.”
     2.2 Purpose. The purpose of the Plan is to attract, motivate and retain results-oriented Employees and Directors by affording them the opportunity to acquire or increase their ownership in the Company, thereby strengthening their concern for the welfare of the Company and its Subsidiaries. Accordingly, the Plan provides for granting Awards that are best suited to the circumstances of the particular Employee or Director as provided in this Plan. By providing these individuals with the opportunity to participate in the Company’s success and growth, the Company believes that it will encourage award recipients to continue their association with or service to the Company and its Subsidiaries.
     2.3 Effective Date and Duration of the Plan. The Plan shall become effective on the date the Board adopts it, provided that the Plan is approved by the shareholders of the Company within 12 months thereafter. Notwithstanding any provision in the Plan or in any Restriction Agreement, the Committee shall not grant any Award before the Company obtains shareholder approval. The Committee shall not grant any Award after the 10th anniversary of the date the Board adopts the Plan. The Plan shall remain in effect until all Awards granted under the Plan have vested or been forfeited.
ARTICLE 3
PARTICIPANTS
     The class of persons eligible to participate in the Plan shall consist of all Directors and Employees of the Company or any Subsidiary.
ARTICLE 4
ADMINISTRATION
     4.1 Duties and Powers of the Committee. Subject to the express provisions of the Plan, the Committee has authority, in its discretion, to determine which Employees or Directors shall receive an Award, the time or times when such Award shall be made, the number of shares under each Award, and the Forfeiture Restrictions and related conditions of lapse applicable to each Award, provided that within the scope of such authority, the Board or the Committee may
          (a) delegate to a committee of one or more members of the Board who are not “Outside Directors” (as provided in Section 162(m) of the Code) the authority to grant Awards to eligible persons who are either (1) not then “covered employees,” within the meaning of Section 162(m) of the Code and are not expected to be “covered employees” at the time of recognition of income resulting from such Award or (2) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code; and/or
          (b) delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Awards to eligible persons who are not then subject to Section 16 of the Exchange Act. In making those determinations, the Committee shall take into account the nature of the services rendered by the respective Employees or Directors, their present and potential contribution to the Company’s success, and such other factors as the Committee in its discretion shall deem relevant.

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     4.2. Additional Powers. The Committee has the additional powers delegated to it by the other provisions of the Plan. Subject to the express provisions of the Plan, these powers include the power to construe the Plan and the Restriction Agreements executed under it, to prescribe rules and regulations relating to the Plan, to determine the terms, restrictions, and provisions of the Restriction Agreement relating to each Award, and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Restriction Agreement relating to an Award in the manner and to the extent it shall deem expedient to carry it into effect. The determinations of the Committee on the matters referred to in this Section 4.2 shall be conclusive.
     4.3 No Liability. Neither any member of the Board nor any member of the Committee shall be liable to any person for any act or determination made in good faith with respect to the Plan or any Award granted under the Plan.
     4.4 Committee Governance. At all times in which the Committee is the Compensation Committee of the Board, the internal governance of the Committee shall be as provided in the charter of the Committee, in the Company’s bylaws, ands in the policies and codes adopted by the Board. If at any time the Committee is not the Compensation Committee of the Board, the Board shall provide the rules for the operation and governance of the Committee.
     4.5 Company Assistance. The Company shall supply full and timely information to the Committee on all matters relating to eligible persons, their employment, death, retirement, disability, or other termination of employment, and such other pertinent facts as the Committee may require. The Company shall furnish the Committee with such clerical and other assistance as is necessary in the performance of its duties.
ARTICLE 5
SHARES OF STOCK SUBJECT TO PLAN
     5.1 Limitations. Subject to adjustment in the same manner as provided in Section 5.2 below, the aggregate number of shares of Stock that may be issued under the Plan shall not exceed four hundred thousand (400,000) shares. Shares shall be deemed to have been issued under the Plan only to the extent actually issued and delivered under an Award. To the extent that an Award lapses or the rights of its holder terminate, any shares of Stock subject to such Award shall again be available for the grant of an Award under the Plan. Notwithstanding any provision in the Plan to the contrary, the maximum number of shares of Stock that may be subject to Awards granted to any one individual during the term of the Plan may not exceed 20% of the aggregate number of shares of Stock that may be issued under the Plan (as adjusted from time to time in accordance with the provisions of the Plan). The limitation set forth in the preceding sentence shall be applied in a manner that will permit compensation generated under the Plan to constitute “performance-based” compensation for purposes of section 162(m) of the Code.
     5.2 Antidilution.
          (a) If the Committee determines that any dividend or other distribution (whether in the form of cash, shares of Stock, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, share exchange, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company or of any Subsidiary, or exchange of Stock or other securities of the Company or any Subsidiary, issuance of warrants or other rights to purchase Stock or other securities of the Company, or other similar corporate transaction or event, in the Committee’s sole discretion, affects the Stock such that the Committee determines that an adjustment is appropriate to prevent dilution or

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enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award, then the Committee shall, in such manner as it may deem equitable, adjust any or all of:
               (i) the aggregate number and kind of shares of Stock for which Awards may be granted under the Plan; and
               (ii) the rights of the holders of Awards (concerning the terms and conditions of the lapse of any then-remaining restrictions).
          (b) If the Company shall be a party to any reorganization in which it does not survive, involving merger, consolidation, or acquisition of the stock or substantially all the assets of the Company, the Committee, in its sole discretion, may (but is not required to), notify all Grantees that (i) all then-remaining restrictions pertaining to Awards under the Plan shall immediately lapse and/or (ii) all Awards granted under the Plan shall be assumed by the successor corporation or substituted on an equitable basis with restricted stock issued by such successor corporation.
          (c) If the Company is to be liquidated or dissolved in connection with a reorganization described in Section 5.2(b), the provisions of such Section shall apply. In all other instances, the adoption of a plan of dissolution or liquidation of the Company shall, notwithstanding other provisions of this Plan, cause all then-remaining restrictions pertaining to Awards to lapse.
          (d) The Committee shall determine, in its sole discretion, the adjustments described in paragraphs (a) through (c) of this Section 5.2 and the manner of their application, and any such adjustment may provide for the elimination of fractional share interests. The adjustments required under this Article 5 shall apply to any successors of the Company and shall be made regardless of the number or type of successive events requiring such adjustments.
ARTICLE 6
RESTRICTED STOCK
     6.1 Forfeiture Restrictions to be Established by the Committee. Shares of Stock that are the subject of a Restriction Agreement shall be subject to restrictions on disposition by the Grantee and an obligation of the Grantee to forfeit and surrender the shares to the Company under the circumstances the Committee prescribes (the “Forfeiture Restrictions”). The Committee shall determine the Forfeiture in its sole discretion, and the Committee may provide that the Forfeiture Restrictions shall lapse upon (i) the attainment of one or more performance targets established by the Committee that are based on (1) the price of a share of Stock, (2) the Company’s net income per share, (3) the Company’s revenues, (4) the net income (before or after taxes) of the Company or any asset or group of assets of the Company designated by the Committee, or (5) any other financial or business metric deemed relevant by the Committee; (ii) the Grantee’s continued employment with the Company or a Subsidiary or continued service as a Director for a specified period of time; (iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or (iv) a combination of any of the foregoing. The performance measures described in clause (i) of the preceding sentence may be subject to adjustment for specified significant extraordinary items or events, and may be absolute, relative to one or more other companies, or relative to one or more indexes, and may be contingent upon future performance of the Company or any Subsidiary, division, or department of the Company. Each Award may have different Forfeiture Restrictions, in the discretion of the Committee.
     6.2 Other Terms and Conditions. Stock awarded under a Restriction Agreement must be represented by a stock certificate registered in the name of the Grantee. Unless provided otherwise in a

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Restriction Agreement, the Grantee will have the right to vote Stock subject an Award and to enjoy all other shareholder rights, except that (i) the Grantee will not be entitled to delivery of the stock certificate until the Forfeiture Restrictions have expired, (ii) the Company will retain custody of the stock until the Forfeiture Restrictions have expired, (iii) the Grantee may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the stock until the Forfeiture Restrictions have expired, (iv) a breach of the terms and conditions established by the Committee under the Restriction Agreement will cause a forfeiture of the Award, and (v) the right to dividends on such Stock will be treated as follows in the discretion of the Committee. When the Committee grants an Award, the Committee may, in its discretion, determine that the payment to the Grantee of any dividends, or a specified portion of them, declared or paid on that Stock shall be (i) deferred until the lapsing of the relevant restrictions and (ii) held by the Company for the account of the Grantee until such lapsing. In the event of such deferral, there shall be credited at the end of each year (or portion of it) interest on the amount of the account at the beginning of the year at a rate per annum determined by the Committee. The Company shall pay deferred dividends, together with interest on those dividends, on the lapsing of restrictions imposed on such Stock, and the Grantee shall forfeit any dividends deferred (together with any interest on those dividends) in respect of Stock on any forfeiture of such Stock. Further, when the Committee grants an Award, the Committee may, in its sole discretion, prescribe additional terms, conditions, or restrictions relating to the Award, including rules pertaining to the termination of employment or service as a Director (by retirement, disability, death or otherwise) of a Grantee before expiration of the Forfeiture Restrictions. Any additional terms, conditions, or restrictions must be described in a Restriction Agreement made in conjunction with the Award.
     6.3 Payment for Restricted Stock. The Committee shall determine the amount and form of any payment for Stock received under an Award, provided that in the absence of such a determination, a Grantee shall not be required to make any payment for Restricted Stock received under an Award, except to the extent otherwise required by law.
     6.4 Committee’s Discretion to Accelerate Vesting of Awards. The Committee may, in its discretion and as of a date determined by the Committee, fully vest any or all Stock awarded to a Grantee under an Award and, upon such vesting, all restrictions applicable to such Award shall terminate as of such date. Any action by the Committee under this section may vary among individual Grantees and may vary among the Awards held by any individual Grantee. Notwithstanding the preceding provisions of this section, the Committee may not take any action described in this section with respect to an Award that has been granted to a “covered Employee” (within the meaning of Treasury Regulation section 1.162-27(c)(2)) if such Award has been designed to meet the exception for performance-based compensation under section 162(m) of the Code.
     6.5 Restriction Agreements. When the Committee grants an Award, the Company and the Grantee must enter into a Restriction Agreement describing the terms of the Award as contemplated in this Plan and any other matters that the Committee determines to be appropriate. The terms and provisions of the respective Restriction Agreements need not be identical. A sample form of Restriction Agreement is attached to this Plan as Exhibit A (which form may be varied by the Committee in granting an Award).
ARTICLE 7
STOCK CERTIFICATES
     The Company shall not be required to deliver any certificate for shares of Restricted Stock granted under this Plan until all of the following conditions have been fulfilled:
          (a) the admission of such shares to listing on all stock exchanges on which the Stock is then listed;

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          (b) the completion of any registration or other qualification of such shares that the Committee deems necessary or advisable under any federal or state law or under the rulings or regulations of the SEC or any other governmental regulatory body; and
          (c) the obtaining of any approval or other clearance from any federal or state governmental agency or body that the Committee determines to be necessary or advisable.
     Stock certificates issued and delivered to Grantees shall bear such restrictive legends, if any, as the Company shall deem necessary or advisable under applicable federal and state securities laws.
ARTICLE 8
TERMINATION AND AMENDMENT
     The Board in its discretion may terminate the Plan at any time with respect to any shares of Stock for which Awards have not already been granted. The Board has the right to alter or amend the Plan or any part of it from time to time; provided that the Board may not change an outstanding Award if and to the extent that the change would impair the rights of the Grantee without the consent of the Grantee, and provided, further, that the Board may not, without approval of the shareholders of the Company, (a) amend the Plan to increase the maximum aggregate number of shares of Stock that may be issued under the Plan or change the class of individuals eligible to receive Awards under the Plan; (b) amend or delete the last sentence of Section 6.4; or (c) otherwise materially increase the benefits accruing to recipients of Awards under the Plan. The Committee shall obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.
ARTICLE 9
RELATIONSHIP TO OTHER COMPENSATION PLANS
     The adoption of the Plan shall not affect any other stock option, incentive, or other compensation plans in effect for the Company or any of its Subsidiaries; nor shall the adoption of the Plan preclude the Company or any of its Subsidiaries from establishing any other form of incentive or other compensation plan for Employees or Directors of the Company or any of its Subsidiaries.
ARTICLE 10
MISCELLANEOUS
     10.1 Replacement or Amended Grants. At the sole discretion of the Committee, and subject to the terms of the Plan, the Committee may modify outstanding Awards or accept the surrender of outstanding Awards and grant new Awards in substitution for them. No modification of an Award, however, shall adversely affect a Grantee’s rights under a Restriction Agreement without the consent of the Grantee or his legal representative.
     10.2 Forfeiture for Competition. If a Grantee provides services to a competitor of the Company or any of its Subsidiaries, whether as an employee, officer, director, independent contractor, consultant, agent, or otherwise, such services being of a nature that can reasonably be expected to involve the skills and experience used or developed by the Grantee while an Employee, then any shares of Restricted Stock held by such Grantee subject to remaining restrictions shall be forfeited, subject in each case to a determination to the contrary by the Committee.
     10.3 Plan Binding on Successors. The Plan shall be binding upon the successors and assigns of the Company.

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     10.4 Headings, etc., No Part of Plan. Headings of Articles and Sections of this Plan are for convenience and reference; they do not constitute part of the Plan.
     10.5 Section 16 Compliance. With respect to Section 16 Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed void to the extent permitted by law and deemed advisable by the Committee.
     10.6 No Right to an Award. Neither the adoption of the Plan nor any action of the Board or of the Committee shall be deemed to give an Employee or Director any right to an Award, or any other rights under this Plan except as may be evidenced by a Restriction Agreement duly executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth in this Plan. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the performance of its obligations under any Award.
     10.7 No Employment/Membership Rights Conferred. Nothing contained in the Plan shall (i) confer upon any Employee any right with respect to continuation of employment with the Company or any Subsidiary or (ii) interfere in any way with the right of the Company or any Subsidiary to terminate his or her employment at any time. Nothing contained in the Plan shall confer upon any Director any right with respect to continuation of membership on the Board.
     10.8 Restriction on Transfer. An Award shall not be transferable otherwise than (a) by will or the laws of descent and distribution, (b) under a Qualified Domestic Relations Order, or (c) with the consent of the Committee.
     10.9 Notices. Any notices given in writing shall be deemed given if delivered in person or by certified mail; if given to the Company addressed to its Corporate Secretary at Roberts Realty Investors, Inc., 450 Northridge Parkway, Suite 302, Atlanta, Georgia 30350, and if to a Grantee, to the Grantee’s address as shown on the books and records of the Company.
     10.10 Governing Law. This Plan and all actions taken by those acting under this Plan shall be governed by the substantive laws of Georgia without regard to any rules regarding conflict-of-law or choice-of-law.

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Exhibit A
RESTRICTED STOCK AWARD AGREEMENT
     THIS AGREEMENT (the “Agreement”) is entered into as of this                      day of                                          ,                     , between Roberts Realty Investors, Inc., a Georgia corporation (the “Company”), and                                                              (the “Grantee”).
Background:
     A. The 2006 Roberts Realty Investors, Inc. Restricted Stock Plan (the “Plan”) was approved and adopted by the Company’s shareholders at the annual meeting of shareholders on August 21, 2006.
     B. The Compensation Committee of the Company’s Board of Directors duly approved the grant of restricted shares of the Company’s Common Stock to the Grantee on the terms described in this Agreement, and in consideration of the issuance of such restricted shares, the Grantee intends to remain in the employ of the Company.
     NOW, THEREFORE, as an employment incentive and to encourage stock ownership, and also in consideration of the premises and the mutual covenants contained herein, the Company and the Grantee agree as follows.
1. RESTRICTED STOCK.
     1.1 Grant of Restricted Stock.
          (a) The Company hereby grants to the Grantee
                                                                                                                          (                    ) shares of Common Stock
                                                                                 (the “Restricted Stock”),
subject to the restrictions described in Paragraph 1.2 of this Agreement. The parties acknowledge that the closing price of the Company’s common shares listed on the American Stock Exchange (or any successor exchange on which the shares are listed) as of the date on which the restricted shares were granted was $                      per share. As the restrictions set forth in Paragraph 1.2 of this Agreement lapse in accordance with the terms of this Agreement as to all or a portion of the Restricted Stock, such shares shall no longer be considered Restricted Stock for purposes of this Agreement.
          (b) The Company hereby directs that a stock certificate or certificates representing the shares of the Restricted Stock shall be registered in the name of and issued to the Grantee, although the Company shall hold the stock certificate or certificates until the restrictions lapse as provided in the Plan. Such stock certificate or certificates shall be subject to such stop-transfer orders and other restrictions as the Company may deem necessary or advisable under applicable federal and state securities laws, and the Company may cause legends to be placed on such certificate or certificates to make appropriate reference to such restrictions.
          (c) The Company shall not be required to deliver any certificate for shares of Restricted Stock granted under this Plan until all of the following conditions have been fulfilled:
               (i) the admission of such shares to listing on all stock exchanges on which the Stock is then listed;

               (ii) the completion of any registration or other qualification of such shares that the Company deems necessary or advisable under any federal or state law or under the rulings or regulations of the SEC or any other governmental regulatory body; and
               (iii) the obtaining of any approval or other clearance from any federal or state governmental agency or body that the Company determines to be necessary or advisable.
     1.2 Restrictions.
          (a) The Grantee shall have all rights and privileges of a shareholder as to the Restricted Stock, including the right to vote, except that, subject to Paragraph 1.3(b) hereof, the following restrictions shall apply:
               (i) None of the Restricted Stock may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period (as defined below), except pursuant to rules adopted by the Company.
               (ii) Unless this subparagraph 1.2(a)(ii) is crossed out and initialed and other substitute provisions are added and initialed in the space provided below, the right to dividends on the Restricted Stock shall be treated as follows. All dividends, if any, on the Restricted Stock shall be (x) deferred until the lapsing of the relevant restrictions and (y) held by the Company for the account of the Grantee until such lapsing. In the event of such deferral, there shall be credited at the end of each year (or portion of it) interest on the amount of the account at the beginning of the year at a rate per annum equal to the prime rate as published from time to time in The Wall Street Journal. Payment of deferred dividends, together with interest on those dividends, shall be made upon the lapsing of restrictions imposed on the Restricted Stock, and any dividends deferred (together with any interest on those dividends) in respect of the Restricted Stock shall be forfeited upon any forfeiture of the Restricted Stock under Paragraph 1.4.

          (b) Any attempt to dispose of Restricted Stock in a manner contrary to the restrictions set forth in this Agreement shall be ineffective.
     1.3 Restricted Period.
          (a) Unless this subparagraph 1.3(a) is crossed out and initialed and other substitute provisions are added and initialed in the space provided on the following page, the restrictions set forth in Paragraph 1.2 shall apply to all of the Restricted Stock until                          (the “Restriction Termination Date,” with the period from issuance of the Restricted Stock to the Restriction Termination Date being referred to in this Agreement as the “Restriction Period”). Any periods of leave without pay taken by the Grantee prior to the Restriction Termination Date shall not be treated as credited service for purposes of vesting the stock, and the Restricted Period shall be extended by the length of such periods of leave unless the Company, in its sole discretion, finds that a waiver of the extension would be in the best interests of the Company.

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          (b) Notwithstanding Paragraph 1.2, the Company may, in its sole discretion, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all remaining restrictions with respect to the Restricted Stock.
          (c) Nothing in this Agreement shall preclude the Grantee from exchanging any Restricted Stock for any other shares of Common Stock that are similarly restricted.
     1.4 Forfeiture. If the Grantee’s employment with the company or any subsidiary of the Company employing the Grantee on the date of this Agreement shall terminate for any reason during the Restricted Period, all rights of the Grantee to the then remaining Restricted Stock (and, if applicable, any special dividends or other special distributions with respect to the Restricted Stock) shall terminate and be forfeited (except (i) as provided in Section 1.3(b) or as otherwise determined by the Company pursuant to Paragraph 1.3(b), or (ii) if the Grantee is then employed by an affiliate of the Company, in which event this Agreement shall remain in effect).
     1.5 Withholding. The Company may withhold from any cash payments due from the Company to the Grantee all taxes, including social security taxes, that the Company is required or otherwise authorized to withhold with respect to the Restricted Stock granted hereunder.
     1.6 2006 Roberts Realty Investors, Inc. Restricted Stock Plan. The Grantee hereby agrees and acknowledges that the Restricted Stock and this Agreement shall be subject to the Plan, which is incorporated into this Agreement by reference in its entirety. To the extent the terms under this Agreement conflict with the terms of the Plan, the terms of the Plan shall control.
2. NOTICES.
     All notices or communications hereunder shall be in writing and addressed as follows:
          To the Company:
Roberts Realty Investors, Inc.
450 Northridge Parkway
Suite 302
Atlanta, GA 30350
Attn:  Corporate Secretary
          To the Grantee:
To the last known address of the Grantee as appearing in the Grantee’s personnel or other records as maintained by the Company.

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3. ASSIGNMENT.
     This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Grantee and the assigns and successors of the Company, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Grantee except s permitted in the Plan.
4. ENTIRE AGREEMENT; AMENDMENT; TERMINATION.
     Except as provided in Section 1.6 with respect to the Plan, this Agreement represents the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral understandings and agreements. Subject to the provisions of the Plan, this Agreement may be amended or terminated at any time by written agreement of the parties to or as provided herein.
5. GOVERNING LAW.
     This Agreement and its validity, interpretation, performance and enforcement shall be governed by the substantive laws of the State of Georgia without regard to any rules regarding conflict-of-law or choice-of-law.
6. NO RIGHT TO CONTINUED EMPLOYMENT; EFFECT ON OTHER PLANS.
     This Agreement shall not, of itself, confer upon the Grantee any right with respect to continuance of employment by the Company, nor shall it interfere in any way with the right of the Company to terminate the Grantee’s employment at any time. Income realized by the Grantee pursuant to this Agreement shall not be included in the Grantee’s earnings for the purpose of any benefit plan of the entity in which the Grantee may be enrolled or for which the Grantee may become eligible unless otherwise specifically provided for in such plan.
     IN WITNESS HEREOF, the Company and the Grantee have duly executed this Agreement, as of the date written on the first page of this Agreement.

ROBERTS REALTY INVESTORS, INC.	GRANTEE

By:

Signature
Name:

Title:

Please Print Name

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ROBERTS REALTY INVESTORS, INC.
450 Northridge Parkway
Suite 302
Atlanta, Georgia 30350
Telephone: (770) 394-6000
Creating Communities for Superior Lifestyles™

	☐	¢

	ROBERTS REALTY INVESTORS, INC.

	450 Northridge Parkway, Suite 302 Atlanta, Georgia 30350

	PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS, AUGUST 21, 2006

     The shareholder(s) who sign this proxy card on the reverse side appoint Charles R. Elliott and Anthony W. Shurtz, and each of them, proxies, with full power of substitution, for and in their name(s), to vote all shares of common stock of Roberts Realty Investors, Inc. that such person(s) hold of record at the annual meeting of shareholders to be held on Monday, August 21, 2006, at 10:00 a.m., E.D.T., at the Crowne Plaza Ravinia located at 4355 Ashford-Dunwoody Road Atlanta, Georgia and at any adjournment of the meeting. The signing shareholder(s) acknowledge receipt of the Notice of Annual Meeting and Proxy Statement and direct the proxies to vote as follows on the matter described in the accompanying Notice of Annual Meeting and Proxy Statement and otherwise in their discretion on any other business that may properly come before, and matters incident to the conduct of, the meeting or any adjournment of it, as provided in the Proxy Statement.

	(Continued and to be signed on the reverse side.)

¢	14475	¢

ANNUAL MEETING OF SHAREHOLDERS OF
ROBERTS REALTY INVESTORS, INC.
August 21, 2006
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided.ê

☒
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

							FOR	AGAINST	ABSTAIN
1.	Proposal to elect the nominees listed below as directors:				2.	Proposal to approve and adopt the 2006 Restricted Stock Plan as described in the Notice of Annual Meeting and Proxy Statement:	☐	☐	☐

NOMINEE:
☐	FOR ALL NOMINEES	™ ™	Charles S. Roberts Charles R. Elliott
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES				Please sign and date this proxy as your name appears below and return immediately in the enclosed envelope, whether or not you plan to attend the annual meeting.
☐	FOR ALL EXCEPT (See instructions below)				THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION
IS INDICATED, WILL BE VOTED “FOR” THE STATED PROPOSALS.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ˜

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by an authorized person.